EXHIBIT 10.17

PURCHASE AND SALE AGREEMENT

by and between

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

(“Seller”)

and

STANDARD INSURANCE COMPANY

(“Buyer”)

Dated as of May 29, 2002

(continued)

(continued)

(continued)

LIST OF EXHIBITS & SCHEDULES

Exhibit	A	Form of Closing Reserve Statement
	B	Form of Post-Closing Reserve Statement
	C	Actuarial Assumptions and Methodologies
	D	Form of Indemnity Reinsurance Agreement
	E	Form of Administration Agreement
	F	Form of Transition Service Agreement

Schedule	1.1	Material Adverse Effect Exceptions
	3.4	Filings and Consents
	3.5	Group Business Financial Statements
	3.7	Liabilities Outside the Ordinary Course of Business
	3.8	Group Business Litigation
	3.15	Material Contracts
	4.4	Filings and Consents
	4.7	Insurance Licenses of Buyer
	5.1	Operation of the Business
	6.2	Group Policyholders
	8.2(a)	Retention Summary
	8.2(b)	Severance Arrangements

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT, dated as of May 29, 2002 (together with the exhibits and schedules hereto, this “Agreement”), is entered into by and between TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a life insurance company organized under the laws of the State of New York (“Seller”), and STANDARD INSURANCE COMPANY, a life insurance company organized under the laws of the State of Oregon (“Buyer”).

W I T N E S S E T H

WHEREAS, Seller is engaged in the business of selling, marketing, underwriting, issuing and administering group life and group disability insurance policies (collectively, the “Group Business”) and desires to sell certain of the Group Business to Buyer, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, Buyer desires to purchase certain of the Group Business, on the terms and subject to the conditions hereinafter set forth;

WHEREAS, To effectuate the foregoing, it is contemplated that, upon the terms and subject to the conditions of this Agreement and to the receipt of all necessary insurance regulatory consents or approvals: (i) Buyer and Seller will enter into the Indemnity Reinsurance Agreement to provide for the reinsurance by Buyer on a one hundred percent (100%) indemnity coinsurance basis of the Coinsured Liabilities (capitalized terms used but otherwise undefined in these recitals shall have their respective meanings as set forth in Section 1.1) arising under the Covered Group Policies; (ii) the sale and assignment by Seller, and the acceptance, purchase and assumption by Buyer, of the Group Business Assets and the Coinsured Liabilities will occur as set forth herein and the Indemnity Reinsurance Agreement; (iii) Seller and Buyer will enter into the Administration Agreement, pursuant to which Buyer and/or its Affiliate will provide certain administrative services on behalf of the Seller with respect to the Covered Group Policies as of the Effective Time; (iv) Seller and Buyer will enter into the Transition Service Agreement pursuant to which Seller will provide certain transitional and administrative services on behalf of Buyer and/or its Affiliates with respect to the Covered Group Policies as of the Effective Time; (v) Seller, Buyer and BNY Western Trust Company, as the Trustee, will enter into the Security Trust Agreement to provide for the establishment of a trust account for the benefit of Seller to assure that Seller will have access to assets in the event that Buyer becomes unable to meet its obligations to Seller under the Indemnity Reinsurance Agreement; (vi) Seller and Buyer will enter into the License Agreement pursuant to which Seller will permit Buyer and certain of its Affiliates to use certain trade and/or service marks of Seller in connection with the administration of the Covered Group Policies; and (vii) Seller and Buyer will execute such other instruments and documents as are described herein; and

WHEREAS, except as expressly set forth herein, and in the Indemnity Reinsurance Agreement, the Administration Agreement and the Transition Service Agreement, and consistent with all applicable insurance regulatory requirements, Buyer shall conduct the acquired Group Business independently of Seller after the Closing;

NOW THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1. Certain Definitions. The following capitalized terms shall have the respective meanings set forth below:

“AAA” is defined in Section 13.6(a).

“Actual Reserve Amount” is defined in Section 2.5(b).

“Actuarial Assumptions and Methodologies” is defined in Section 2.5(c).

“Administration Agreement” is defined in Section 8.3.

“Affiliate” of a specified Person means a Person that (at the time when the determination is to be made) directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the specified Person. As used in the foregoing sentence, the term “control” (including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” is defined in the recitals of this Agreement.

“AIDS Claims” is defined in Section 2.5(f).

“Anniversary Date” means one year after the Closing Date.

“Balance Sheets” is defined in Section 3.5.

“Books and Records” means the originals or copies of all Group Business data and records (including, without limitation, computer generated, recorded or stored records) including customer lists, policy information, forms of Covered Group Policies, rating plans, disclosure and other documents and filings required under all applicable laws, statutes, ordinances and regulations, claim records, sales records, premium and billing records, underwriting records, financial records, advertising material, tax records, government reporting records and compliance records, including manuals, guidelines and written procedures related to any of the foregoing in the possession or control of Seller or any of its Affiliates and relating exclusively to the Group Business or that are material to the Group Business.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in New York, New York are permitted or required to be closed.

“Buyer” is defined in the recitals of this Agreement.

“Buyer Indemnifiable Losses” is defined in Section 12.1(a).

“Buyer Reports” is defined in Section 4.6(b).

“Buyer’s SAP Financial Statements” is defined in Section 4.6(a).

“Closing” is defined in Section 2.4.

“Closing Date” is defined in Section 2.4.

“Closing Reserve Statement” is defined in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Coinsured Liabilities” is defined in the Indemnity Reinsurance Agreement.

“Competing Business” is defined in Section 5.4.

“Confidentiality Agreement” is defined in Section 13.1.

“Covered Group Policies” is defined in the Indemnity Reinsurance Agreement.

“Deficiency Amount” is defined in Section 2.5(b).

“Direct Claim” is defined in Section 12.3.

“Estimated Reserve Amount” is defined in Section 2.5(a).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“Excess Amount” is defined in Section 2.5(b).

“Excluded Liabilities” is defined in the Indemnity Reinsurance Agreement.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” means any agency, administrative division or department (or administrative subdivision), commission, regulatory authority, taxing or administrative authority, guaranty fund association, court or other judicial body or legislature of the government of the United States or of any state, city, municipality, county or town thereof, or of any foreign jurisdiction, including the employees or agents of any thereof.

“Group Business” is defined in the recitals of this Agreement.

“Group Business Assets” means all of Seller’s right, title and interest in and to: (i) the Books and Records and (ii) cash equal to the value of the Reserves as reflected on the Closing Reserve Statement or Post-Closing Reserve Statement, as the case may be.

“Group Business Financial Statements” is defined in Section 3.5.

“Group Policyholder” is defined in Section 6.2.

“Indemnifiable Losses” is defined in Section 12.1(b).

“Indemnified Party” is defined in Section 12.2(a).

“Indemnifying Party” is defined in Section 12.2(a).

“Indemnity Reinsurance Agreement” is defined in Section 8.3.

“Independent Actuary” is defined in Section 2.5(d)(3).

“Insurance License” means any license, certificate of authority, permit or other authorization granted by a Governmental Entity to transact an insurance or reinsurance business.

“Interest Rate” means six percent (6%) per annum.

“Knowledge” means: (i) with respect to Seller, the actual knowledge of any of Glenn MacFarlane, Jeremiah Hanrahan, Michael Kahn or Diane McGovern and (ii) with respect to Buyer, the actual knowledge of any of James Bloyer, David Fitzpatrick, Lawrence Frank or Victor Trelawny.

“Liability” means any indebtedness, liability, claim, cost, loss, damage, deficiency, judgment, settlement, obligation or responsibility, whether fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured, due or to become due, accrued, absolute, contingent or otherwise.

“License Agreement” is defined in Section 8.5.

“Liens” means all mortgages, pledges, security interests, liens, charges, options, conditional sales agreements, restrictions, covenants, easements, rights of way, title defects or other encumbrances of any nature whatsoever.

“Material Adverse Effect” means, (i) with respect to the acquired Group Business, a change in the business, financial condition or results of operation of the Group Business taken as a whole, that is material and adverse, or materially and adversely affects the ability of Seller to perform its obligations under this Agreement or to consummate the transactions contemplated hereby; provided however, that no Material Adverse Effect shall arise out of or result from any event, occurrence or development to the extent resulting from (A) changes in general economic conditions in the United States, including, without limitation, fluctuations in interest rates, (B) changes in general industry conditions with respect to either life insurance or disability insurance industries, (C) the announcement or execution of this Agreement or any of the other Transaction Documents or the identity of, or facts relating to, Buyer or any of its Affiliates, (D) any adverse change in the amount or rate of cancellation, non-renewal, termination, lapse, surrender or similar action with respect to the Covered Group Policies, (E) any adverse change in the amount of the Reserves or (F) any event set forth on Schedule 1.1 hereof; and (ii) with respect to Buyer, a change in the business, financial condition or results of operations of Buyer that is material and adverse or materially and adversely affects the ability of Buyer to perform its obligations under this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby and thereby, including, without limitation, operating the Group Business after the Closing Date.

“Material Breach” is defined in Section 8.1(o).

“New York Insurance Department” means the New York State Insurance Department or any successor insurance regulatory body in the State of New York.

“NY SAP” means the statutory accounting practices prescribed or permitted by the New York Insurance Department for the preparation of annual and quarterly financial statements and other financial reports by life insurance companies.

“Omitted Claims” is defined in Section 2.5(d)(3).

“Omitted Claims Reserve Statement” is defined in Section 2.5(d)(3).

“Open Claims List” is defined in Section 2.5(a).

“Oregon SAP” means the statutory accounting practices prescribed or permitted by the State of Oregon Department of Consumer and Business Services Insurance Division for the preparation of annual and quarterly financial statements and other financial reports by life insurance companies.

“Pension Business” means the business of selling, marketing, underwriting, issuing and administering retirement annuities (whether fixed or variable, on an individual or group basis), including, without limitation, those used as funding vehicles for qualified defined contribution plans under Sections 401(a), 403(a), 403(b) and 457 of the Code and other non-qualified deferred compensation plans.

“Person” means any individual, corporation, limited liability company, joint stock company, joint venture, partnership, unincorporated association, governmental regulatory entity, country, state or political subdivision thereof, trust or other entity.

“Policyholder” means a holder of a Covered Group Policy.

“Post-Closing Reserve Statement” is defined in Section 2.5(b).

“Pre-Closing Period” is defined in Section 8.1(a).

“Purchase Price” means the amount provided in Section 2.3.

“Reserves” means, as of any specified date, the amount required in the aggregate to be maintained as statutory reserves for the Coinsured Liabilities in respect of the Covered Group Policies calculated on a NY SAP basis, as of such date, consisting exclusively of amounts in respect of those items set forth on Exhibit A hereof, in each case net of third party reinsurance ceded.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Security Trust Agreement” is defined in the Indemnity Reinsurance Agreement.

“Seller” is defined in the recitals.

“Seller Employee” is defined in Section 8.1(d).

“Seller Indemnifiable Losses” is defined in Section 12.1(b).

“StanCorp” is defined in Section 4.6(b).

“StanCorp SEC Reports” is defined in Section 4.6(b).

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50% of the outstanding stock or other equity interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Tax” or “Taxes” means all taxes, charges, duties, fees, levies or other assessments, including but not limited to, income, excise, property, sales, transfer, use, stamp, franchise, withholding, premium, gross receipts, value added, environmental, estimated, social security, workers compensation and unemployment taxes, and guarantee fund assessments imposed by the United States, any possession thereof, any state, county, local or foreign government, or any subdivision or agency of any of the foregoing, and any interest, penalties or additions to tax relating to the foregoing.

“Taxing Authority” means any federal, state, local or foreign Governmental Entity responsible for the administration or collection of any Tax, or for the adjudication of any case, controversy or proceeding with respect to Tax.

“Tax Return” means any return, report, information return, or other document (including any related or supporting information) filed or required to be filed with any federal, state, local or foreign Governmental Entity or other authority in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Third Party Claim” is defined in Section 12.2(a).

“Threshold Amount” is defined in Section 12.1(a)

“Transaction Documents” means this Agreement, the Indemnity Reinsurance Agreement, the Administration Agreement, the Transition Service Agreement and the Security Trust Agreement.

“Transition Period” is defined in the Transition Service Agreement.

“Transition Service Agreement” is defined in Section 8.4.

“Transition Services” is defined in the Transition Service Agreement.

“Transition Termination Date” is defined in the Transition Service Agreement.

“Transfer Taxes” is defined in Section 2.7.

Section 1.2. Singular and Plural. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

ARTICLE II

TRANSFER OF GROUP BUSINESS ASSETS

AND ASSUMPTION OF COINSURED LIABILITIES

Section 2.1. Transfer of Group Business Assets. On the Closing Date, upon the terms and subject to the conditions of this Agreement and the Indemnity Reinsurance Agreement, and to the receipt of all necessary insurance regulatory consents and approvals, Seller shall sell, assign, transfer, and convey to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to the Group Business Assets, free and clear of all Liens. The Group Business Assets assigned and transferred shall consist of (x) cash equal to the NY SAP value of the Reserves as of the Closing Date (subject to the adjustment provisions of Section 2.5 hereof) required to be transferred pursuant to Section 4.1 of the Indemnity Reinsurance Agreement and (y) all remaining Group Business Assets, which shall be transferred through the execution and delivery on the Closing Date of appropriate assignments, bills of sale and other instruments of transfer and conveyance in form and substance reasonably acceptable to and executed by Buyer and Seller.

Section 2.2. Assumption of Coinsured Liabilities. On the Closing Date, upon the terms and subject to the conditions of this Agreement and the Indemnity Reinsurance Agreement, and subject to the receipt of all necessary insurance regulatory consents or approvals, Seller shall assign and transfer, and Buyer shall absolutely and irrevocably assume without further liability or recourse to Seller (other than as provided for in the Transaction Documents), and thereafter Buyer shall be liable for and pay, perform and discharge when due, 100% of the Coinsured Liabilities.

Section 2.3. Purchase Price. In consideration of the sale, assignment, transfer and conveyance by Seller to Buyer of the Group Business Assets and the cession of reinsurance of the Coinsured Liabilities by Seller to Buyer, on the Closing Date Buyer shall pay to Seller an amount equal to SEVENTY-FIVE MILLION DOLLARS ($75,000,000) (the “Purchase Price”); provided, however, that to the extent that the cash equal to the NY SAP value of the Reserves as of the Closing Date (subject to the provisions of Section 2.5 hereof) required to be transferred from Seller to Buyer pursuant to the terms hereof and of the Indemnity Reinsurance Agreement is greater than the Purchase Price, then such transfer of cash from Seller to Buyer in respect of the Reserves shall be made net of the Purchase Price; provided further, that notwithstanding the adjustment provisions set forth in Section 2.5 hereof, the Purchase Price shall be non-refundable in whole or in part for any reason whatsoever after the Closing Date other than in connection with the recapture by Seller of the Coinsured Liabilities in accordance with the Indemnity Reinsurance Agreement.

Section 2.4. Closing. The closing of the sale, assignment, transfer and conveyance of the Group Business Assets and reinsurance of the Coinsured Liabilities (the “Closing”), shall take place at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166 at 10:00 A.M., Eastern Time, following the fulfillment or waiver of the conditions precedent specified in Articles IX and X, on the last Business Day of the calendar month during which the last approval (as set forth on Schedule 3.4) of the transactions contemplated by the Transaction Documents is obtained, unless such date is less than three (3) Business Days prior to the end of suchcalendar month, in which case, the last Business Day of the following calendar month, provided that the parties may agree to another date, time and/or place (the “Closing Date”); provided, however, that the point of delivery of the Group Business Assets shall be in Oregon.

Section 2.5. Closing Reserve Statement; Adjustments; Omitted Claims and Disputes.

(a) Not less than ten (10) Business Days nor more than twenty (20) Business Days prior to the Closing Date, Seller shall prepare and deliver to Buyer in accordance with the notice provisions of Section 13.3 a statement in the form of Exhibit A hereto (the “Closing Reserve Statement”) setting forth a calculation of the estimated amount of Reserves (on a NY SAP basis) for the purposes of transfers on the Closing Date (the “Estimated Reserve Amount”), with all amounts included in such calculation determined as of the last day of the most recent calendar quarter ending at least one month prior to the Closing Date, together with an accurate and complete list as of such day of all claims for benefits (including waiver of life insurance premium) that were approved, payable or pending, to which the Estimated Reserve Amount relates (an “Open Claims List”). On the Closing Date, cash transfers in respect of the Reserves as of such date shall be equal to the Estimated Reserve Amount.

(b) Promptly after the Closing Date (but not more than sixty (60) calendar days thereafter), Seller shall prepare and deliver to Buyer in accordance with the notice provisions of Section 13.3 a statement in the form of Exhibit B hereto (the “Post-Closing Reserve Statement”) setting forth a calculation of the actual amount of Reserves (on a NY SAP basis, except for the adjustments specified in the final three paragraphs of Exhibit C hereto) as of the Closing Date (the “Actual Reserve Amount”), together with an Open Claims List updated as of the Closing Date. The Post-Closing Reserve Statement shall indicate either the excess of the Actual Reserve Amount over the Estimated Amount (the “Deficiency Amount”) or the excess of the Estimated Reserve Amount over the Actual Reserve Amount (the “Excess Amount”).

(c) The Reserves shown on each of the Closing Reserve Statement and the Post-Closing Reserve Statement shall be calculated by Seller in accordance with NY SAP (except for the adjustments to the Post-Closing Reserve Statement specified in the final three paragraphs of Exhibit C hereto) consistent with the actuarial assumptions and methodologies used by Seller for the preparation of the Group Business Financial Statements as of December 31, 2001 and as described on Exhibit C hereof (the “Actuarial Assumptions and Methodologies”). Unless disputed in accordance with Section 2.5(d), the Post-Closing Reserve Statement delivered by Seller to Buyer shall be final, binding and conclusive on Buyer and Seller.

(d) Notwithstanding any other provision of this Agreement to the contrary, for the purposes of resolving any dispute concerning any Deficiency Amount or Excess Amount, Buyer and Seller agree as follows:

(1) Buyer may dispute any amount(s) reflected on the Post-Closing Reserve Statement only in the event that the net effect of all disputed amounts would, in determining the aggregate amount of Reserves on the Closing Date after reconsideration of all amounts reflected on the Post-Closing Reserve Statement, affect any Deficiency Amount or Excess Amount by at least $250,000. In the event that Buyer desires to dispute any such amount in the Post-Closing Reserve Statement, it shall within thirty (30) Business Days following Buyer’s receipt of the Post-Closing Reserve Statement notify Seller in writing in accordance with the notice provisions of Section 13.3 of any disputed item, including the specific amount or amounts thereof in dispute and the basis for such dispute. If Buyer does not so notify Seller within such thirty (30) Business Day period, the Post-Closing Reserve Statement delivered by Seller to Buyer and the Deficiency Amount or Excess Amount shown thereon shall be final, binding and conclusive on Buyer and Seller.

(2) If Buyer makes a timely dispute in accordance with Section 2.5(d)(1) above, Buyer and Seller shall attempt to reconcile their differences through good faith negotiations among executive officers of each of Buyer and Seller and any agreement among them as to any disputed amount or amounts shall be final, binding and conclusive on Buyer and Seller.

(3) If, thirty (30) Business Days after Buyer’s written notice of dispute to Seller in accordance with Section 2.5(d)(1), amounts reflected on the Post-Closing Reserve Statement remain in dispute, Buyer and Seller shall submit the determination of the amount of the Reserves on the Closing Date (including a determination of items in dispute) for resolution to an individual mutually agreed upon by Seller and Buyer who shall be an employee of a United States branch office of Milliman USA. If Seller and Buyer are unable to agree upon such individual within five (5) Business Days, then Milliman USA shall appoint within five (5) Business Days an individual who is an employee of a United States branch office of Milliman USA experienced in actuarial principles applicable to reserving for group life and group disability business who has never been personally involved in the provision of actuarial services to either Seller or Buyer (the “Independent Actuary”). The Independent Actuary shall, as soon as reasonably practicable but in any event within twenty (20) Business Days after submission, determine and report to Buyer and Seller upon the items in dispute, or, at the option and direction of either party, the aggregate amount of Reserves (including, without limitation, the items in dispute), on the Closing Date, in either case in accordance with the provisions hereof. Any such determination of the Independent Actuary shall be final, binding and conclusive upon Buyer and Seller; provided, however, that notwithstanding anything to the contrary in this Agreement, in the event that it is subsequently determined prior to the Anniversary Date that certain claims related to Covered Group Policies approved, payable or pending as of the Closing Date were inadvertently omitted from the Open Claims List delivered with the Post-Closing Reserve Statement in accordance with Section 2.5(b) but nevertheless included in the definition of Coinsured Liabilities under the Indemnity Reinsurance Agreement (“Omitted Claims”), and that cash equal to the value of the Reserves in respect of such Omitted Claims was inadvertently not transferred to Buyer, after such inadvertent errors are discovered by either party, the discovering party shall advise the other party of such errors and promptly thereafter the Buyer shall prepare and deliver to Seller a reserve statement in respect of such Omitted Claims, prepared in accordance with NY SAP and the Actuarial Assumptions and Methodologies (except for the adjustments described in the final three paragraphs of Exhibit C) as of the Closing Date (the “Omitted Claims Reserve Statement”). Promptly after delivery of the Omitted Claims Reserve Statement, Seller shall transfer to Buyer cash equal to the value of the reserves in respect of such Omitted Claims as reflected on the Omitted Claims Reserve Statement prepared as of the Closing Date. Seller may dispute any amount(s) set forth on the Omitted Claims Reserve Statement and any such dispute shall be resolved in accordance with the procedures applicable to disputes related to the Post-Closing Reserve Statement. Each of Buyer and Seller shall be responsible for the fees and costs of the Independent Actuary in the same proportion as (x) the aggregate dollar amount of items submitted to the the Independent Actuary that are unsuccessfully disputed by each such party (as finally determined by the the Independent Actuary) bears to (y) the aggregate dollar amount of disputed items so submitted.

(4) On the date on which all items contained in the Post-Closing Reserve Statement become final, binding and conclusive on Buyer and Seller in accordance with Section 2.5(c) or Section 2.5(d), as the case may be, (i) if there remains a Deficiency Amount, then Seller shall promptly pay to Buyer such Deficiency Amount, plus interest accrued thereon from the Closing Date to the payment date at the Interest Rate or (ii) if there is an Excess Amount, then Buyer shall promptly pay to Seller such Excess Amount, plus interest accrued thereon from the Closing Date to the payment date at the Interest Rate.

(e) For purposes of this Section 2.5, “final, binding and conclusive” shall mean that the applicable determination shall have the same preclusive and estoppel effect for all purposes as if such determination had been embodied in a final judgment, no longer subject to appeal, entered by a court of competent jurisdiction after full and fair litigation on the merits.

(f) Buyer acknowledges and agrees that it considered as a part of its evaluation of the Group Business and its formulation of the Purchase Price the specific actuarial assumptions and methodologies used by Seller in establishing and maintaining reserves for Auto-Immune Deficiency Syndrome related disability claims (“AIDS Claims”). Notwithstanding anything to the contrary set forth in the Transaction Documents, Buyer shall have no rights or remedies of any nature whatsoever, including, without limitation, any adjustment to the Reserves on the Closing Date, any Deficiency Amount or any Excess Amount under this Section 2.5 or any indemnification under Article XII of this Agreement, in any way relating to such specific actuarial assumptions and methodologies as the same are used to determine the amount of the Reserves on the Closing Date related to AIDS Claims.

Section 2.6. Manner of Payment. Each payment required to be made by any party hereto pursuant to the terms of this Agreement shall be made in cash by transferring the amount thereof by wire transfer of immediately available United States dollars to the account or accounts designated in writing by the party entitled to such payment.

Section 2.7. Transfer Taxes. Seller and Buyer shall cooperate in filing all necessary documentation and returns with respect to sales, use, transfer, recording, gains, and other similar taxes and fees (such taxes and fees, including any interest or penalties thereon, collectively, “Transfer Taxes”). Seller agrees to indemnify, defend and hold harmless Buyer for any Transfer Taxes arising out of or in connection with the transactions effected pursuant to this Agreement. The Liability of Seller pursuant to this Section 2.7 shall not be subject to the threshold articulated in Article XII, but shall be measured from the first dollar.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

Section 3.1. Organization. Seller is a stock life insurance company duly incorporated, validly existing and in good standing under the laws of the State of New York with all necessary corporate power and authority to own the Group Business Assets and operate the Group Business as it is currently being operated. Seller is duly licensed as a life insurance company, or expressly exempt from such licensing, and in good standing in all jurisdictions applicable to the Group Business.

Section 3.2. Authority; Binding Effect. Seller has all corporate power and authority necessary to execute, deliver and perform its obligations under the Transaction Documents. Such execution, delivery and performance have been duly authorized by all necessary corporate action on the part of Seller. The execution and delivery by Seller of, and the performance by Seller of its obligations under, the Transaction Documents will not result in any material violation by Seller of any law, rule or regulation applicable to Seller. Seller is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other Governmental Entity that may restrict or interfere with the performance by Seller of its obligations under the Transaction Documents. This Agreement is (and when executed and delivered by Seller, each of the other Transaction Documents will be) a valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, rehabilitation, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the exercise by courts of equity powers.

Section 3.3. No Conflict. The execution and delivery by Seller of, and the performance by Seller of its obligations under, the Transaction Documents do not and will not contravene the organizational documents of Seller or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or declare a default with respect to, any material agreement or instrument to which Seller is a party or by which Seller or its assets are bound, except such termination, acceleration or default that would not be reasonably likely to have a Material Adverse Effect on the Group Business. The execution and delivery by Seller of, and the performance by Seller of its obligations under, the Transaction Documents will not result in any material violation by Seller of any law, rule or regulation applicable to Seller. To the Knowledge of Seller after reasonable due inquiry, the execution and delivery by Seller of, and the performance by Seller of its obligations under, the Transaction Documents will not result in any violation by Seller of any law, rule or regulation applicable to Seller. Seller is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other Governmental Entity that may materially restrict or interfere with the performance by Seller of its obligations under the Transaction Documents. To the Knowledge of Seller after reasonable due inquiry, Seller is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other Governmental Entity that may restrict or interfere with the performance by Seller of its obligations under the Transaction Documents.

Section 3.4. Filings and Consents. No consent, waiver, approval, authorization or order of, or registration, qualification or filing with, any court or other Governmental Entity is required of the Seller for the execution and delivery by Seller of, and the performance by Seller of its obligations under, the Transaction Documents and the consummation by Seller of the transactions contemplated thereby, other than the filing of applications or notices with, and/or the obtaining of approvals from, those insurance regulatory authorities set forth on Schedule 3.4 with respect to Seller’s cession of reinsurance in respect of the Coinsured Liabilities under the Covered Group Policies; provided, however, that if it is subsequently determined that any additional insurance regulatory notices, consents or approvals are required of Seller, such notices shall be delivered and/or such consents and/or approvals shall be obtained.

Section 3.5. Financial Statements. Attached hereto on Schedule 3.5 are unaudited pro forma balance sheets of the Group Business as of December 31, 1999, 2000 and 2001, and as of March 31, 2002, respectively (the “Balance Sheets”) and related unaudited pro forma income statements for the Group Business for the fiscal years 1999, 2000 and 2001, and the fiscal quarter ended March 31, 2002, respectively (together with the Balance Sheets, the “Group Business Financial Statements”). Each of the Group Business Financial Statements were prepared in accordance with NY SAP consistently applied and fairly present in all material respects the financial position and results of operations of the Group Business for the periods therein presented except as otherwise expressly provided therein.

Section 3.6. Reserves. The aggregate Reserves for the Coinsured Liabilities in respect of the Covered Group Policies as of December 31, 2001 and March 31, 2002 as reflected on the Group Business Financial Statements: (i) have been determined in accordance with generally accepted actuarial standards and practices consistently applied (except as set forth therein) and are fairly stated in accordance with sound actuarial principles and the Actuarial Assumptions and Methodologies (other than the adjustments described in the final three paragraphs of Exhibit C) and (ii) are consistent with NY SAP applied historically by Seller. Notwithstanding any other provision contained in this Agreement, nothing in this Agreement or any of the Transaction Documents is intended to be or shall be construed to provide a guarantee of the ultimate adequacy of the Reserves in the Group Business Financial Statements, the Closing Reserve Statement or the Post-Closing Reserve Statement (as the same may be adjusted pursuant to Section 2.5).

Section 3.7. Undisclosed Liabilities; Absence of Changes. Except as and to the extent set forth on the Balance Sheet of the Group Business at March 31, 2002, including all notes thereto, contained in the Group Business Financial Statements, Seller has no liabilities or obligations of any nature (whether known or unknown, matured or unmatured, and whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of the Group Business or in the notes thereto, prepared in accordance with NY SAP, except (i) for Liabilities incurred in the ordinary course of business since March 31, 2001, or (ii) Liabilities not in excess of $350,000 incurred outside the ordinary course of business. Schedule 3.7 contains an accurate and complete list of all Liabilities of the Group Business incurred outside the ordinary course of business since March 31, 2002 in excess of $10,000. Since March 31, 2002, no event has occurred that has resulted in a Material Adverse Effect with respect to the Group Business.

Section 3.8. Litigation and Investigations . Except as set forth on Schedule 3.8 or expressly reflected or reserved against and identified in the Group Business Financial Statements, as of the date hereof there are no actions, suits, investigations or proceedings pending or, to the Knowledge of Seller, threatened against Seller arising from or relating to the Group Business or that in any manner challenges or seeks to prevent, enjoin or materially alter or delay the transactions contemplated by any of the Transaction Documents. As of the date hereof, there is no default with respect to any judgment against Seller with respect to the Group Business, and all such judgments have been satisfied or appropriately stayed.

Section 3.9. Compliance with Law. To the Knowledge of Seller, the Group Business is being conducted in compliance with all applicable laws, statutes, ordinances and regulations, including, without limitation, those relating to Taxes, except where the failure to comply would not have a Material Adverse Effect on the Group Business. To the Knowledge of Seller, it has not received any written notice to the effect that, or has otherwise been advised that, it is not in compliance with any such law, statute, ordinance or regulation concerning the Group Business where the failure to comply could be reasonably expected to have a Material Adverse Effect on the Group Business, and Seller has no Knowledge of any presently existing circumstances that are likely to result in violations of any such regulations that would, individually or in the aggregate, have a Material Adverse Effect on the Group Business. All Covered Group Policies are in all material respects to the extent required under applicable law, on forms approved by applicable insurance regulatory authorities or which have been filed and not objected to by such authorities within the period provided for by objection or on forms not required to be approved by the applicable Governmental Entities when issued, and such forms comply in all material respects with applicable laws. The Covered Group Policies that are life insurance policies qualify as life insurance under applicable law, including without limitation, the Code. There are no statutory or regulatory prohibitions of, or limitations on, Seller’s ability to renew the Covered Group Policies in accordance with their respective terms.

Section 3.10. Taxes. Seller has (i) duly and timely filed (or there have been duly filed on its behalf) all Tax Returns required to be filed by or on behalf of Seller on or before the date hereof, and all such Tax Returns were true, accurate and complete and in compliance with the Code in all material respects; (ii) paid in full on a timely basis (or there has been paid on its behalf) all Taxes shown to be due on such Tax Returns and Seller has not received any effective notice or any communication, whether oral or written, from any Governmental Entity, arbitrator or any other Person regarding a violation or failure of the Seller, in the conduct of the Group Business, to comply with the Code or any state income and/or premium tax laws or regulations that could reasonably be expected to have a Material Adverse Effect on the Group Business or materially interfere with the Seller’s ability to perform its obligations under the Transaction Documents; and (iii) none of the Group Business Assets are subject to any Liens in favor of any Taxing Authority.

Section 3.11. No Brokers or Finders. Except for Deloitte & Touche Corporate Finance LLC, the fees of which shall be paid by Seller, neither Seller nor its Affiliates has retained any agent, broker, investment bank, financial advisor or other person that is or will be entitled to any broker’s or finder’s fees or any other commission or similar fee in connection with any of the transactions contemplated by the Transaction Documents. Seller agrees to indemnify and hold Buyer harmless from and against any and all loss, claim, damage, cost, or expense arising out of or in connection with any claim against Buyer or its Affiliates for any such broker’s or finder’s fee, other commission or similar fee resulting from actions taken by Seller. The liability of Seller pursuant to this Section 3.11 shall not be subject to the threshold articulated in Article XII, but shall be measured from the first dollar.

Section 3.12. No Misrepresentation. No representation, warranty or statement made, or information provided by Seller in this Agreement or in any other Transaction Document, when considered in the aggregate together with all such other representations, warranties, statements and information, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading.

Section 3.13. Books and Records. The Seller has good title to the Books and Records, free and clear of all Liens, and at the Closing, Buyer will acquire the Books and Records free and clear of all Liens. The Books and Records are true, complete and correct in all material respects, have been maintained in accordance with good business practices and accurately present and reflect in all material respects all of the transactions and actions therein described. Seller has provided or made available to Buyer on or prior to the date hereof copies of written policies, procedures and guidelines relating to the acquired Group Business, including all underwriting policies, procedures, and guidelines relating to the Group Business, other than those written polices, procedures and guidelines which are not material to the conduct or operation of the Group Business.

Section 3.14. ERISA Compliance of Covered Group Policies. Except with respect to Covered Group Policies under any “employee benefit plan” (as defined in Section 3(3) of ERISA) covering employees of Seller and its Affiliates, neither Seller nor any officer or employee thereof is, with respect to a Covered Group Policy, a named fiduciary or a plan administrator as such terms are defined in Section 3 of ERISA; provided, however, that as an entity that makes claim decisions and reviews denials of claims under the Covered Group Policies, Seller may be deemed to be a fiduciary with discretionary authority with respect to such claims decisions and reviews. With respect to any Covered Group Policy to which Seller is a party in interest or a disqualified person under ERISA or the Code, (i) no material tax, civil liability or penalty has been imposed on Seller; (ii) Seller has no material liability to any person, including the Internal Revenue Service or the United States Department of Labor, and (iii) to the Knowledge of Seller, no circumstances exist which could result in the imposition of such tax and penalty or result in such liability after the Closing Date.

Section 3.15. Material Contracts. Schedule 3.15 contains an accurate and complete list of all contracts (other than insurance policies, annuity contracts and other insurance products) to which the Seller is a party directly related to, and necessary for the operation by the Seller of, the Group Business that have a duration in excess of six (6) months and provide for compensation of the party thereto other than the Seller in excess of $50,000 per annum.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Seller that:

Section 4.1. Organization. Buyer is a life insurance company duly organized, validly existing and in good standing under the laws of the State of Oregon. Buyer is a duly licensed life insurance company in good standing in the District of Columbia and all states of the United States except New York and is an accredited reinsurer in New York. The Standard Life Insurance Company of New York, an Affiliate of Buyer, is a life insurance company duly organized, validly existing and in good standing under the laws of the State of New York with all necessary licenses and approvals from Governmental Entities in the State of New York to perform such obligations on behalf of Buyer under the Administration Agreement that relate to claims adjusting within the State of New York and to the performance of services under the Administration Agreement relating to the issuance, reinstatement, renewal or conversion of Covered Group Policies in the State of New York.

Section 4.2. Authority; Binding Effect. Buyer has the corporate power and authority to execute, deliver and perform its obligations under the Transaction Documents, including, without limitation, the power and authority to engage in the acquired Group Business after the Closing Date. This Agreement is (and when executed and delivered by Buyer, each of the Transaction Documents will be) a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, rehabilitation, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) the exercise by courts of equity powers.

Section 4.3. No Conflict. The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, the Transaction Documents do not and will not contravene the organizational documents of Buyer or conflict with, result in a breach of, or entitle any party (with due notice or lapse of time or both) to terminate, accelerate or declare a default with respect to, any material agreement or instrument to which Buyer is a party or by which Buyer or its assets are bound, except such termination, acceleration or default that individually or in the aggregate would not have a Material Adverse Effect on Buyer. The execution and delivery by Buyer of, and the performance by Buyer of its obligations under, the Transaction Documents will not result in any material violation by Buyer of any law, rule or regulation applicable to Buyer. Buyer is not a party to, nor subject to or bound by, any judgment, injunction or decree of any court or other Governmental Entity that may materially restrict or interfere with the performance by Buyer of its obligations under the Transaction Documents.

Section 4.4. Filings and Consents. No consent, waiver, approval, authorization or order of, or registration, qualification or filing with, any court or other Governmental Entity is required of the Buyer for the execution and delivery of the Transaction Documents, the performance by Buyer or its Affiliate of each of its obligations under the Transaction Documents and the consummation by Buyer or its Affiliate of the transactions contemplated thereby, other than those set forth on Schedule 4.4. No consent or waiver of any party to any material contract to which Buyer is a party is required for the execution and delivery by Buyer of, and the performance by Buyer of its obligations under, the Transaction Documents or the conduct of the Group Business following the Closing provided, however, that if it is subsequently determined that any additional insurance regulatory notices, consents or approvals are required of Buyer, such notices shall be delivered and/or such consents and/or approvals shall be obtained.

Section 4.5. Actions Pending. There is no action, suit, investigation or proceeding pending or, to the Knowledge of Buyer, threatened against Buyer or any of its properties or rights questioning the validity of the Transaction Documents or any action taken or to be taken pursuant thereto that could reasonably be expected to impair or restrict Buyer’s ability to perform its obligations thereunder, to consummate the transactions contemplated by the Transaction Documents or to conduct the Group Business following the Closing.

Section 4.6. Reports; Financial Statements.

(a) Buyer has delivered to Seller its statutory Annual Statement for the fiscal year ending December 31, 2001 as filed with the State of Oregon Department of Consumer and Business Services Insurance Division, and containing in part statements of assets, liabilities, surplus and other funds; summary of operations; capital and surplus accounts; and cash flow (“Buyer’s SAP Financial Statements”). Buyer’s SAP Financial Statements (including, without limitation, the interrogatories therein) fairly present the statutory financial condition and results of operations of Buyer at and as of the dates and for the periods indicated therein and have been prepared in accordance with Oregon SAP consistently applied throughout the periods indicated, except as expressly set forth therein. Buyer’s SAP Financial Statements were prepared by Buyer and have been audited or reviewed by independent accountants.

(b) Since December 31, 2001, Buyer’s publicly held parent corporation StanCorp Financial Group, Inc. (“StanCorp”) has filed (i) all forms, reports, statements and other documents required to be filed with (A) the SEC, including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all required Current Reports on Form 8-K, (5) all other reports or registration statements and (6) all amendments and supplements to all such reports and registration statements (collectively, the “StanCorp SEC Reports”) and (B) any applicable state securities authorities; and (ii) all forms, reports, statements, notices and other documents required to be filed with any other applicable federal or state regulatory authorities, including, without limitation, state insurance and health regulatory authorities, except where the failure to file any such forms, reports, statements, notices and other documents under this clause (ii) would not be reasonably expected to have a Material Adverse Effect on Buyer (all such forms, reports, statements, notices and other documents in clauses (i) and (ii) of this Section 4.6(b) being collectively referred to as the “Buyer Reports”). The Buyer Reports, including all Buyer Reports filed after the date of this Agreement and prior to the Closing, (i) were or will be prepared in all material respects in accordance with the requirements of applicable laws (including, with respect to the StanCorp SEC Reports, the Securities Act and the Exchange Act, as the case may be), and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were or will be made, not misleading.

(c) Each of the consolidated financial statements (including in each case any related notes thereto) contained in the StanCorp SEC Reports, including any StanCorp SEC Reports filed after the date of this Agreement and prior to the Closing, (i) have been or will be prepared in all material respects in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved except (A) to the extent required by change in GAAP and (B) with respect to StanCorp SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto; and (ii) fairly present or will fairly present the consolidated financial position of StanCorp and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that (A) any unaudited interim financial statements (1) were or will be subject to normal and recurring year-end adjustments which were not or arenot expected to be material in amount and (2) are not or may not be necessarily indicative of results for the full fiscal year and (B) any pro forma financial information contained in such consolidated financial statements is not or may not be necessarily indicative of the consolidated financial position of Buyer and its Subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated.

(d) Except as and to the extent set forth on the balance sheet of Buyer at December 31, 2001, including all notes thereto, contained in Buyer’s SAP Financial Statements, Buyer has no liabilities or obligations of any nature (whether known or unknown, matured or unmatured, and whether accrued, absolute, contingent or otherwise) that would be required to be reflected on, or reserved against in, a balance sheet of Buyer or in the notes thereto, prepared in accordance with Oregon SAP, except (i) as otherwise reported in the financial statements contained in Buyer’s SAP Financial Statements for the quarter ended March 31, 2002, or (ii) for Liabilities incurred in the ordinary course of business since December 31, 2001, or (iii) Liabilities incurred outside the ordinary course of business that would not have a Material Adverse Effect on Buyer, its ability to consummate the transactions contemplated by the Transaction Documents or its ability to operate the Group Business after the Closing Date. Since December 31, 2001, no event has occurred that has resulted in a Material Adverse Effect with respect to Buyer.

Section 4.7. Authority to Conduct Group Business. Except as set forth on Schedule 4.4, Buyer and its Affiliates have all Insurance Licenses, third party administrator licenses, independent adjuster licenses and other authorizations from Governmental Entities, the use and exercise of which are necessary for the conduct of the Group Business, and such Insurance Licenses, other licenses and authority are in full force and effect and are listed, described and categorized in Schedule 4.7. There is no proceeding or investigation pending, or, to the Knowledge of Buyer threatened, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any Insurance License, other license or authority referred to in this Section 4.7.

Section 4.8. No Brokers or Finders. Neither Buyer nor its Affiliates has retained any agent, broker, investment banker, financial advisor or other firm or person that is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the transactions contemplated by the Transaction Documents. Buyer agrees to indemnify and hold Seller harmless from and against any and all loss, claims, damage, cost, or expense arising out of or in connection with any claim against Seller or its Affiliates for any such broker’s or finder’s fee, other commission or similar fee resulting from actions taken by Buyer. The Liability of Buyer pursuant to this Section 4.8 shall not be subject to the threshold articulated in Article XII, but shall be measured from the first dollar.

ARTICLE V

COVENANTS OF SELLER

Section 5.1. Operation of the Business. Except as set forth on Schedule 5.1 and as expressly contemplated by this Agreement and the Transaction Documents, from the date hereof until the Closing, Seller shall conduct the Group Business in the ordinary course and substantially in the same manner as heretofore conducted and in accordance with applicable law. In furtherance thereof, Seller shall use commercially reasonable efforts (i) to preserve the Group Business Assets, (ii) to maintain present customers of the Group Business, and (iii) to preserve the goodwill of the Group Business.

Section 5.2. Pre-Closing Access by Buyer; Delivery of Books and Records. Until the Closing, Seller shall permit Buyer and its authorized representatives, at their expense, at all reasonable times, without disruption of the normal operations of Seller, including without limitation the Group Business, to have access to and to examine Books and Records (including the right to make extracts therefrom or copies thereof), and shall cooperate with Buyer in its investigation of the Group Business. Until the Closing, Seller shall permit representatives of Buyer, to the extent reasonably necessary or desirable, to consult with Group Business employees concerning all financial and operational matters relating to the Group Business. Seller may take such steps as are reasonably appropriate in the circumstances to protect the confidentiality of information that does not relate to the Group Business and is contained in any Books and Records that include information relating to the Group Business. To the extent permitted by applicable law, Seller shall deliver to Buyer in Oregon on the Closing Date or as soon as practicable thereafter, physical possession of the Books and Records.

Section 5.3. Additional Financial Statements. Until the Closing, as soon as reasonably practicable after they become available, Seller shall furnish to Buyer additional unaudited pro forma financial statements for the Group Business for all interim quarterly and annual periods subsequent to December 31, 2001 but prior to the Closing Date, which shall be prepared in accordance with NY SAP.

Section 5.4. Seller’s Non-Compete. For a period of three (3) years following the Effective Time, neither Seller nor any of its Affiliates shall engage anywhere in the United States in marketing, selling, distributing, issuing or administering group life or group disability insurance coverage (a “Competing Business”); provided, however, that if after the Closing Date Seller shall acquire by merger, stock purchase, asset purchase or other form of business combination or acquisition a Person who is then currently engaged in a Competing Business, this Section 5.5(a) shall not be violated if the annual GAAP revenues from such acquired Competing Business represent twenty-five percent (25%) or less of the total GAAP revenues of the acquired Person, or if Seller or the relevant acquiring Affiliate execute and deliver definitive documents in respect of the divestiture of such acquired Competing Business not later than twelve (12) months after acquiring such Competing Business. Seller acknowledges and agrees that monetary damages would not be a sufficient remedy for a breach of its obligations under this Section 5.4 and that in addition to all other rights and remedies which may be available to Buyer, Buyer shall be entitled to seek equitable relief, including injunction and specific performance, for any breach by Seller of its obligations under this Section 5.4.

ARTICLE VI

COVENANTS OF BUYER

Section 6.1. Post-Closing Access by Seller. After the Closing Date, Buyer shall, and shall cause its Affiliates to, permit Seller and its authorized representatives, at their expense, at all reasonable times, without unreasonable disruption of the normal operations of Buyer or the Group Business, to have access to and to examine all premises, properties, files, books, documents, records, financial and tax information (including computerized information ) and to make extracts therefrom or copies thereof in connection with (i) any audit or other investigation by any Taxing Authority or any required reports or submissions to any Governmental Entity with respect to the Group Business, (ii) Third Party Claims and investigations and insurance relating thereto, (iii) litigation or arbitration relating to the Group Business and involving Seller and (iv) transitional matters pursuant to Article VIII. Buyer shall, and shall cause its Affiliates to, preserve and maintain such files, books, documents, records, financial and tax information, (including computerized information), for the greater of (A) the period during which Buyer may make a claim against Seller for Indemnifiable Losses hereunder or (B) five (5) years. Buyer shall, and shall cause its Affiliates to, permit Seller or its representatives, to the extent reasonably necessary or desirable, to consult with Group Business employees concerning all financial and operational matters in connection with clauses (i), (ii), (iii) and (iv) above.

Section 6.2. Buyer Non-Solicitation and Non-Interference. Buyer acknowledges that Seller has material existing Pension Business with the customers of the Group Business, and that Seller is only willing to sell the Group Business to Buyer if Seller obtains from Buyer the covenants in this Section 6.2 relating to the protection of Seller’s Pension Business relationships with Group Business customers. Buyer agrees that the covenants contained in this Section 6.2 provide reasonable protections to Seller against Buyer’s use of the Group Business and the Group Business Assets to harm Seller’s Pension Business relationships with Seller’s Group Business customers. Promptly after execution and delivery of this Agreement, Buyer shall notify in writing its employees and those of its Affiliates with responsibility for marketing, selling, soliciting for the sale of, or issuing Buyer’s Pension Business that for a period of three (3) years following the execution and delivery of this Agreement, such employees should not intentionally and directly solicit any Policyholder (which shall not include an individual certificateholder) of a Covered Group Policy (each, a “Group Policyholder”), a list of which Group Policyholders is attached hereto as Schedule 6.2, to purchase any of Buyer’s, any of its Affiliates’ or any other Person’s Pension Business or interfere with Seller’s relationship with a Group Policyholder with respect to Seller’s Pension Business, including, without limitation, by attempting to persuade any Group Policyholder to terminate, to not renew or to refrain from entering into any arrangement with Seller in respect of any of Seller’s Pension Business, excluding in each case any Group Policyholder that on the date of this Agreement is already a Pension Business customer of Buyer. Buyer also agrees that it shall not, and shall cause its Affiliates not to, solicit for the sale of, or sell to, any Group Policyholder for a period of three (3) years following the execution and delivery of this Agreement any Pension Business of Buyer or any of its Affiliates. Provision of the notices and the observance of the restriction on sales of Pension Business by Buyer and its Affiliates described in this section shall guarantee compliance with this section. Buyer acknowledges and agrees that monetary damages would not be a sufficient remedy for a breach of its obligations under this Section 6.2 and that in addition to all other rights and remedies which may be available to Seller, Seller shall be entitled to seek equitable relief, including injunction and specific performance, for any breach by Buyer of its obligations under this Section 6.2.

ARTICLE VII

JOINT COVENANTS

Section 7.1. Filings and Notices; Approvals and Consents. Seller and Buyer shall, as promptly as practicable after the execution and delivery of this Agreement, cooperate to make and give all governmental filings and governmental and third party notices (and to provide requested information supplemental thereto) required to be made or given by Seller or Buyer, including, without limitation, those described in Sections 3.4 and 4.4, in order to consummate the transactions contemplated by the Transaction Documents. Any such filing or notice, and any supplemental information requested by the relevant Governmental Entity in connection therewith, shall be in substantial compliance with the requirements of such Governmental Entity. Seller and Buyer shall keep each other apprised of the status of the governmental approval process and of any communications with, and any inquiries or requests for additional information from, the relevant Governmental Entity, and shall comply promptly with any such inquiry or request. Seller and Buyer shall use their respective commercially reasonable best efforts to obtain promptly all such governmental approvals. Seller and Buyer agree to make such changes to the Transaction Documents as are required to obtain the approvals of Governmental Entities required in order to consummate the transactions contemplated by the Transaction Documents, provided that such changes constitute (i) requirements customarily imposed by Governmental Entities in transactions of the type contemplated by the Transaction Documents, (ii) requirements that do not impose terms that are materially inconsistent with any material term contained in the Transaction Documents that materially and adversely affects the economic value to Buyer of the transactions contemplated by the Transaction Documents or (iii) requirements that do not produce a Material Adverse Effect with respect to the Group Business. Seller and Buyer shall furnish to each other such necessary information and reasonable assistance as either party may request in connection with its preparation of any filing or submission to be made in accordance with this Section 7.1.

Section 7.2. Form and Rate Filings. Buyer, with Seller’s cooperation, shall, as soon as possible after the execution of this Agreement, diligently proceed or cause its Affiliates to proceed diligently with the necessary regulatory filings and applications so that Buyer may begin conducting the Group Business directly through Buyer and its Affiliates, as appropriate. Such filings and applications shall include, but not be limited to, making form and rate filings in all jurisdictions where such filings are required for the conduct of the Group Business. Buyer, with Seller’s cooperation, shall use reasonable efforts to obtain approval of such forms and rates as promptly as possible.

Section 7.3. Policyholder Confidentiality. Buyer and Seller agree to maintain the confidentiality of all records and other information relating to customers and plan participants of the Group Business in accordance with applicable contracts and laws. This Section 7.3 shall survive the Closing and the expiration or termination of all of the Transaction Documents.

Section 7.4. Updating Schedules. In connection with the Closing, Seller and Buyer shall supplement or amend the various schedules to this Agreement to reflect any matter that, if existing, occurring or known on the date hereof should have been so disclosed, or that is necessary to correct any information in such schedules that was or has been rendered inaccurate; provided, however, that no such supplements or amendments to the schedules shall cure any misrepresentation or breach of this Agreement.

ARTICLE VIII

TRANSITIONAL MATTERS

Section 8.1. Pre-Closing Cooperation

(a) During the period between the execution and delivery of this Agreement and the Closing Date (the “Pre-Closing Period”), Seller and Buyer will cooperate in planning and preparing for a smooth assumption of the Group Business by Buyer, through the development and implementation of a strategy and action plan designed to achieve a successful transfer of the customers of the Group Business to Buyer and efficiently migrate the administration of the Group Policies to Buyer after the Closing. Buyer and Seller agree that the first priority during the Pre-Closing Period shall be to continue the conduct of the Group Business in the ordinary course of business substantially in the manner heretofore conducted and in a manner intended to maintain the present customers and goodwill of the Group Business.

(b) Seller and Buyer each acknowledge that a successful and expeditious systems and data conversion is critical to achieving the goals described herein, and each of Seller and Buyer agrees to undertake commercially reasonable efforts pursuant to a mutually agreed action plan during the Pre-Closing Period to accomplish a successful and expeditious systems and data conversion. During the Pre-Closing Period, Seller will use commercially reasonable efforts on a mutually agreed basis during the Pre-Closing Period to provide reasonable support to Buyer to enable conversion of data in respect of the Group Business. Buyer will use commercially reasonable efforts on a mutually agreed basis during the Pre-Closing Period to provide specific action plans and proposals with respect to the conversion effort, write, run and test conversion programs and change and test Buyer’s information technology systems to enable completion of the efficient transition as soon as reasonably practicable following the Closing. Buyer shall also be responsible for all tasks relating to the systems and data conversion other than those specifically set forth herein. Seller will use commercially reasonable efforts on a mutually agreed basis during the Pre-Closing Period to provide documentation reasonably requested by Buyer on Seller systems processing and data; provide reasonable assistance to Buyer in understanding and mapping of Seller data, especially unique data that supports special Covered Group Policy provisions; identify known data issues and assist Buyer in resolving them; provide reasonable assistance to Buyer in planning of data conversion tests; provide reasonable business system expert support throughout testing process; create extracts in existing Seller formats for input into Buyer conversion routines; provide single workstation access to AWD (Image/workflow) system for image viewing; provide reasonable reports for use in defining and testing conversion processes; create reasonable reports to support data-mapping; create programs reasonably requested by Buyer to select representative samples of the total Group Business portfolio; provide reasonable reports for use in defining, testing, balancing and cleaning up conversion processes; create reasonable extracts in support of the testing process at Buyer; explore option to provide 5250 remote access to Seller claims and billing systems (if provided, at Buyer’s expense); provide Mosaic created contracts in PDF format in all contract forms currently being issued in connection with the conduct of Group Business, if required under applicable law; support all other reasonable systems activities necessary to transfer the business, such as assistance with the lockbox and EFT transition.

(c) Reasonably promptly after the execution and delivery of this Agreement, Seller will provide to Buyer a list of the Covered Group Policies in force and lapsed Covered Group Policies that are subject to reinstatement as of the date such list is provided. Each such list will set forth the renewal date, number of lives insured, type of insurance, situs of Policyholder and assigned claim office for each Covered Group Policy on the list. Reasonably promptly after the execution and delivery of this Agreement, Seller will provide to Buyer copies of contracts, treaties, binders, slips and such other documentation reasonably requested by Buyer related to reinsurance ceded under Group Policies by Seller to third party reinsurers. During the Pre-Closing Period, Buyer and Seller will review and discuss such third party reinsurance documentation to determine whether such third party reinsurance should be terminated and/or commuted by Seller or assigned to Buyer with a novation of Seller. Buyer shall provide Seller notice within thirty (30) days after the execution and delivery of this Agreement of any such third party reinsurance that Buyer wants assigned to it, with a novation of Seller, and Seller agrees to use commercially reasonable efforts to effect any such assignment and novation, provided that the terms of any such assignment and novation must be mutually acceptable to Seller and Buyer, and that any such assignment and novation would require the prior written consent of any such reinsurer.

(d) Reasonably promptly after the execution and delivery of this Agreement, Seller and Buyer will coordinate with and assist each other pursuant to a mutually agreed relationship management plan in announcing the sale of the Group Business from Seller to Buyer to Group Business employees of Seller (“Seller Employees”), Group Business Policyholders and claimants (other than claimants in litigation with Seller) under Covered Group Policies then in force. Such coordination and assistance will include notifying the other party reasonably in advance of the timing and contents of any such announcements and allowing such other party to provide comments on such announcements, if practicable and to the extent allowed by applicable law. During the Pre-Closing Period, at the reasonable request of Buyer, Seller will use commercially reasonable efforts on a mutually agreed basis to participate in reasonable telephone conferences with selected Policyholders or accompany Buyer on in-person visits of Seller Employees to Policyholders, including telephone conferences and in-person visits in connection with Seller renewals and new business initiatives, for purposes of introducing Buyer or its sales or service representatives to such Policyholders.

(e) Promptly after the execution and delivery of this Agreement, Seller will use commercially reasonable efforts on a mutually agreed basis to assist Buyer in arranging meetings at Seller’s offices with selected Seller Employees dedicated to the Group Business in which Buyer will have the opportunity to communicate Buyer’s plans with respect to such Seller Employees, to interview such Seller Employees and/or, at Buyer’s sole discretion, to make offers of employment to such Seller Employees to be effective upon the Closing or offers to engage such Seller Employees as consultants to be effective upon the Closing. During the Pre-Closing Period, Seller will maintain its compensation and benefit programs for the employees of the Group Business without any reduction in the aggregate value of compensation and benefits provided thereunder. During the Pre-Closing Period, Seller will notify Buyer of any notice of resignation tendered by any such Seller Employee reasonably promptly after receiving such notice. To the extent required as a result of resignation of Seller Employees in order to continue to administer the day to day operations of the Group Business consistent with its current level of performance, Seller agrees to retain temporary employees or consultants or to outsource services. Seller agrees to communicate with Buyer any intent to terminate a Seller Employee. Seller agrees not to terminate any Seller Employee during the Pre-Closing Period that Buyer believes is necessary for the performance of the transition or business transfer services, except for a termination for cause (including unsatisfactory performance of duties).

(f) During the Pre-Closing Period, Seller will permit a reasonable number of representatives of Buyer on a mutually agreed basis and reasonable times and in a reasonable manner (a) to observe both at Seller’s home office in New York City and at Seller’s claims office in Denver business processes related to the Group Business and (b) to have access to and to copy any Books and Records (subject to the existing Confidentiality Agreement between Seller and Buyer). During the Pre-Closing Period, Seller will provide on a mutually agreed basis and at reasonable times and in a reasonable manner computer hook-ups, telephones and cubicles or work space for Buyer representatives at Seller’s home office in New York City and at Seller’s claims office in Denver. In addition, during the Pre-Closing Period, on a mutually agreed basis and at reasonable times and in a reasonable manner, Seller will provide Buyer’s employees access to selected Seller Employees dedicated to operating the Group Business during Seller’s normal business hours and facilitate reasonable in-person meetings, telephone or video conferences or e-mail communications, in order for Buyer to learn Seller’s business processes with respect to the Group Business and to obtain the perspectives of Seller Employees regarding effectively and efficiently migrating the Group Business to Buyer. During the Pre-Closing Period, Seller will provide Buyer with those reports relating to the Group Business routinely prepared for managers and supervisors of Seller with Group Business responsibilities, including, but not limited to, those that relate to claims, premium, renewal and financial reporting. During the Pre-Closing Period, Seller will also provide such other mutually agreed reports relating to the Group Business as are reasonably requested by Buyer. Buyer’s observation of business processes on-site at Seller’s offices, review of Books and Records, receipt of routine management reports or its business migration consultation with Seller’s Employees will not be deemed to constitute administering the Group Business and Buyer will not be deemed to administer the Covered Group Policies until such time as the Transition Service Agreement and the Administration Agreement provide for the assumption of administration by Buyer.

(g) During the Pre-Closing Period, at Buyer’s request, Seller will share and discuss with Buyer the proposed renewal premium rates for Covered Group Policies. During the Pre-Closing Period, Seller will cooperate with Buyer as reasonably requested by Buyer on a mutually agreed basis to assist Buyer in ultimately replacing Seller from and after the Closing as the issuing company for group life and group disability insurance issued to Policyholders, including participating in reasonable in-person visits and telephone conferences introducing Buyer or its sales or service representatives to selected Policyholders. Seller agrees through Seller Employees to recommend to Policyholders to accept Buyer in substitution for Seller as the issuing insurer with respect to Group Business after the Closing.

(h) During the Pre-Closing Period, Seller will continue to write new group life and group disability insurance business, although Buyer acknowledges that the writing of such new business is expected to proceed during the Pre-Closing Period on a significantly diminished basis. When making proposals to prospective new customers with respect to Group Business during the Pre-Closing Period, Seller will, to the extent commercially reasonable, invite Buyer to provide input into any written submissions and/or oral presentations to such prospective customers. It is expressly understood, however, that some submissions or presentations may be in such an advanced stage immediately after the execution and delivery of this Agreement that the input of Buyer into such submissions or presentations shall, as a practical matter, be minimal

(i) During the Pre-Closing Period, Buyer will be afforded the reasonable opportunity on a mutually agreed basis to observe and monitor claims processing on-site at Seller’s offices and shall be advised, on at least a monthly basis, by Seller of claims processing trends. During the Pre-Closing Peroid, in a mutually agreed manner, Buyer shall be advised of and be provided with an opportunity to review and comment on, all claim denials and claim reopen decisions. During the Pre-Closing Period, Buyer shall be advised in a mutually agreed manner of all claim-related reserve adjustments. Buyer understands that it will have no authority to administer claims in respect of Covered Group Policies until such time as the Transition Service Agreement and the Administration Service Agreement provide for Buyer to administer such claims.

(j) During the Pre-Closing Period, Buyer will be afforded the opportunity in a mutually agreed manner to inspect any and all documents evidencing Governmental Entity filings regarding Covered Group Policies for all contract forms currently being issued in connection with the conduct of the Group Business and any approvals or disapprovals thereof. During the Pre-Closing Period, Seller will also provide Buyer’s employees reasonable access in a mutually agreed manner to selected Seller Employees dedicated to operating the Group Business during Seller’s normal business hours and facilitate reasonable in-person meetings, telephone or video conferences or e-mail communications, in order for Buyer to identify Seller’s approved or disapproved Covered Group Policy forms and provisions, claim administration practices with respect to those forms and provisions, and to obtain the perspectives of Seller Employees regarding Buyer’s preparation of policy forms that match or approximate coverage afforded under the Covered Group Policies.

(k) Seller will be responsible at all times for the costs associated with satisfying its contractual obligations in respect of the systems and data conversion. During the Pre-Closing Period, each of Buyer and Seller will bear its own costs when providing any collaborative service described in this Section 8.1.

(l) Throughout the Pre-Closing Period, Seller shall retain full and complete control over the conduct of the Group Business and the supervision and direction of the activities of Seller’s employees. Nothing in this Section 8.1 shall provide Buyer or its employees or representatives with the right to supervise or give directions to any Seller Employee in any respect.

(m) All access to the premises on which the Group Business is conducted, the Books and Records and the Seller Employees shall be provided at times and in a manner mutually agreed between Seller and Buyer. No such access to premises, Books and Records or Seller Employees shall be provided outside business hours or at times or in a manner that is unreasonable or disrupts or interferes with the normal operation of the Group Business.

(n) Under no circumstances shall the cooperation and collaboration contemplated by this Section 8.1 require Seller to expand its facilities or acquire a mainframe or midframe computer, hardware or other equipment or software, other than the development of software programs essential to systems and data conversion obligations of Seller referred to in Section 8.1(b).

(o) The obligations of the parties contained in this Section 8.1 reflect the good faith intent of Seller and Buyer to collaborate during the Pre-Closing Period. Notwithstanding any other provision of this Agreement, no breach by Seller of any provision of this Section 8.1 shall constitute a failure to satisfy a condition of Closing under the Agreement. If Seller shall commit consistent and material breaches of this Section 8.1 constituting, when considered in the aggregate, a material breach of its duties and obligations under this Section 8.1 (a “Material Breach”), then Buyer may during the continuance of such Material Breach provide Seller with a written notice making specific reference to this Section 8.1 and specifying in detail the Material Breach and demanding a cure thereof. Seller shall thereafter have a commercially reasonable period of time to cure such Material Breach and, if such Material Breach is cured by Seller within such period, Buyer shall have no remedies available to it against

Seller with respect to such cured Material Breach. If Seller does not cure a Material Breach within a commercially reasonable period of time following the required written notice thereof and such Material Breach causes Buyer to require Transition Services from Seller pursuant to the Transition Service Agreement after the Transition Termination Date, then such Transition Termination Date shall be extended to the extent of the delay in transition of the Group Business to Buyer caused by such Material Breach without any escalation in the costs and expenses Buyer is required to reimburse Seller during such extension. Such extension of the Transition Termination Date shall be Buyer’s exclusive remedy for any breach by Seller of its obligations under Section 8.1.

Section 8.2. Retention; Severance

(a) In order for Seller to retain certain Seller Employees during the Pre-Closing Period and the Transition Period to ensure an efficient transition of the Group Business from Seller to Buyer, Buyer and Seller agree to implement promptly after the execution and delivery of this Agreement a retention program for such employees as described on Schedule 8.2(a).

(b) In furtherance of Seller’s and Buyer’s desire to maintain the goodwill of Seller and Buyer with Seller Employees and provide the appropriate incentives to Seller Employees in connection with the transition of the Group Business from Seller to Buyer, Seller agrees to implement promptly after the execution and delivery of this Agreement the severance arrangements as described on Schedule 8.2(b).

Section 8.3. Indemnity Reinsurance. As of the Closing Date, Buyer shall indemnity reinsure the Coinsured Liabilities in respect of the Covered Group Policies on a one hundred percent (100%) coinsurance basis pursuant to an Indemnity Reinsurance Agreement (in the form attached hereto as Exhibit D, the “Indemnity Reinsurance Agreement”), which Seller and Buyer shall enter into at the Closing. From and after the Closing Date, Buyer and or its Affiliate shall provide to Seller all necessary administrative and other services with respect to the Covered Group Policies pursuant to the Administration Agreement that Seller and Buyer shall enter into at the Closing (in the form attached hereto as Exhibit E, the “Administration Agreement”).

Section 8.4. Necessary Support Services. Following the Closing, Seller shall make available to Buyer for an agreed upon transitional period certain necessary support services pursuant to the Transition Service Agreement (in the form attached hereto as Exhibit F, the “Transition Service Agreement”) to be entered into by Seller and Buyer at the Closing.

Section 8.5. Use of Seller Names Post-Closing. The rights of Buyer and its Affiliates to use certain trade and/or service marks of Seller after the Closing Date shall be limited solely to Buyer’s provision of administrative services in accordance with the Administration Agreement and shall be governed by a license agreement entered into between Buyer and Seller on the Closing Date, on terms and subject to conditions mutually agreed upon between Buyer and Seller (the “License Agreement”), provided that the License Agreement shall provide that Buyer’s use of such trade and/or service marks of Seller shall be at no cost to Buyer.

ARTICLE IX

CONDITIONS TO OBLIGATIONS OF BUYER

The obligation of Buyer to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction by Seller or waiver by Buyer of the following conditions on or before the Closing Date:

Section 9.1. Representations and Warranties Correct. All of Seller’s representations and warranties shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on such date (other than those made as of a specified date earlier than the date hereof), and the aggregate effect of all inaccuracies in Seller’s representations and warranties contained herein as of the date hereof and as of the Closing Date shall not represent a Material Adverse Effect on the Group Business (for the purpose of determining such aggregate effect, treating each such representation that has a Material Adverse Effect qualification as if it did not have such a qualification). Buyer shall have received from appropriate officers of Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

Section 9.2. Performance; No Default. Seller shall have performed and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing (except as set forth in Section 8.1 hereof) and Buyer shall have received from appropriate officers of Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

Section 9.3. No Litigation, Injunctions or Restraints. There shall not be instituted or pending, any action, suit, investigation, or other proceeding in, before, or by any court, Governmental Entity, or other Person seeking to restrain, enjoin, or otherwise prevent consummation of this Agreement or the transactions contemplated hereby, and no temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

Section 9.4. Governmental Approvals. The consents and approvals of Governmental Entities contemplated by Section 3.4 shall have been obtained, or waiting periods referenced in the relevant statutes or regulations shall have expired without adverse action.

Section 9.5. No Material Adverse Effect. Since December 31, 2001, no event shall have occurred that shall have resulted or is reasonably likely to result in a Material Adverse Effect with respect to the Group Business.

Section 9.6. Other Transaction Documents. The other Transaction Documents shall have been entered into at Closing.

Section 9.7. Opinion of Counsel for Seller. Buyer shall have received an opinion, dated as of the Closing Date, from inside counsel to Seller, in form and substance reasonably satisfactory to Buyer.

ARTICLE X

CONDITIONS TO OBLIGATIONS OF SELLER

The obligation of Seller to consummate the transactions contemplated by this Agreement at the Closing is subject to the satisfaction by Buyer or waiver by Seller of the following conditions, on or before the Closing Date:

Section 10.1. Representations and Warranties Correct. All of Buyer’s representations and warranties shall be true and correct in all material respects on the date hereof and on the Closing Date as if made on such date (other than those made as of a specified date earlier than the date hereof), and the aggregate effect of all inaccuracies in Buyer’s representations and warranties contained herein as of the date hereof and as of the Closing Date shall not represent a Material Adverse Effect (for the purpose of determining such aggregate effect, treating each such representation that has a Material Adverse Effect qualification as if it did not have such a qualification). Seller shall have received from appropriate officers of Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.

Section 10 .2. Performance; No Default. Buyer shall have performed, observed and complied in all material respects with all covenants, obligations, agreements and conditions required by this Agreement to be performed, observed or complied with by it at or prior to the Closing, and Seller shall have received from appropriate officers of Buyer a certificate to such effect, in form and substance reasonably satisfactory to Seller.

Section 10.3. No Litigation, Injunctions or Restraints. There shall not be instituted or pending any action, suit, investigation, or other proceeding in, before, or by any court, Governmental Entity, or other Person seeking to restrain, enjoin, or otherwise prevent consummation of this Agreement or the transactions contemplated hereby, and no temporary restraining order, preliminary or permanent injunction or other legal restraint or prohibition preventing the consummation of the transactions contemplated hereby shall be in effect.

Section 10.4. Governmental Approval. The consents and approvals of Governmental Entities contemplated by Section 3.4 shall have been obtained, or waiting periods referenced in the relevant statutes or regulations shall have expired without adverse action.

Section 10.5. No Material Adverse Effect. Since December 31, 2001, no event shall have occurred which shall have resulted or is reasonably likely to result in a Material Adverse Effect with respect to Buyer.

Section 10.6. Other Transaction Documents. The other Transaction Documents shall have been entered into at Closing.

Section 10.7. Opinion of Counsel for Buyer. Seller shall have received an opinion, dated the date of Closing, from inside counsel to Buyer, in form and substance reasonably satisfactory to Seller.

ARTICLE XI

DELIVERIES AT CLOSING

On or prior to the Closing Date, the parties shall deliver the following items or such items in substitution therefor as are satisfactory to the recipient:

Section	11.1. Deliveries by Seller. Seller shall deliver to Buyer:

(a) the Group Business Assets as set forth in Article II hereof;

(b) an updated list of Group Policyholders provided for in Section 6.2;

(c) updated schedules provided for in Section 7.4;

(d) the certificates executed by officers of Seller provided for in Sections 9.1 and 9.2;

(e) the opinion of counsel to Seller provided for in Section 9.7;

(f) evidence, reasonably satisfactory in form and substance to Buyer, of consents or approvals of the applicable Governmental Entities of the reinsurance of the Covered Group Policies required to be obtained by Seller as contemplated by this Agreement and the Indemnity Reinsurance Agreement; and

(g) such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Buyer.

Section 11.2. Deliveries by Buyer. Buyer shall deliver to Seller:

(a) the Purchase Price;

(b) updated schedules provided for in Section 7.4;

(c) the certificates executed by officers of Buyer provided for in Sections 10.1 and 10.2;

(d) the opinion of counsel to Buyer provided for in Section 10.7;

(e) evidence, reasonably satisfactory in form and substance to Seller, of consents or approvals of the applicable Governmental Entities of the reinsurance of the Covered Group Policies required to be obtained by Buyer as contemplated by this Agreement and the Indemnity Reinsurance Agreement; and

(f) such other instruments and documents as may be reasonably requested by, and in form and substance reasonably satisfactory to, Seller.

Section 11.3. Deliveries by Seller and Buyer. Seller and Buyer shall each deliver to the other duly executed counterparts of the Transaction Documents.

ARTICLE XII

INDEMNIFICATION

Section 12.1. Indemnification.

(a) Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective directors, officers and employees, from and against any and all demands, actions, proceedings, suits (by any Person, including, without limitation, any Governmental Entity) and Liabilities, paid or incurred, resulting from or arising out of any Third Party Claim (as defined in Section 12.2 hereof) or Direct Claim (as defined in Section 12.3) (including, without limitation, the reasonable costs and expenses of defending any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises arising out of Third Party Claims or Direct Claims and reasonable attorneys’ fees and expenses in connection therewith) (individually and collectively, “Buyer Indemnifiable Losses”) relating to, resulting from or arising out of (i) any breach of any of the representations, warranties, covenants or agreements of Seller contained in this Agreement or (ii) Excluded Liabilities; provided, however, that for purposes of this section each such representation, warranty, covenant or agreement that has a Material Adverse Effect qualification shall be deemed not to have such a qualification; provided further, that Buyer may not make a claim for indemnification of an individual item of Buyer Indemnifiable Losses pursuant to this Section 12.1 unless such individual item of Buyer Indemnifiable Losses exceeds $10,000; provided further, that Seller shall not have any Liability for any Buyer Indemnifiable Losses unless the aggregate of all Buyer Indemnifiable Losses for which Seller would be liable, but for this proviso, exceeds on a cumulative basis an amount equal to $1,500,000 (the “Threshold Amount”), in which case Seller’s Liability shall be only for such excess; provided further, that the Liability of Seller for indemnification pursuant to this Section 12.1 shall not exceed a maximum of seventy percent (70%) of the Purchase Price; provided further, that the immediately preceding three provisos shall not apply to indemnification pursuant to Section 3.11 hereof. It is understood and agreed, in accordance with Section 3.6, that nothing in this Agreement or the other Transaction Documents is intended to, or shall be construed to, provide a guarantee of the ultimate adequacy of the Reserves in the Group Business Financial Statements, the Closing Reserve Statement or the Post-Closing Reserve Statement (as the same may be finalized pursuant to the procedures, including the dispute resolution procedures, contemplated by Section 2.5).

(b) Buyer shall indemnify, defend and hold harmless Seller and its Affiliates, and their respective directors, officers and employees from and against any and all demands, actions, proceedings, suits (by any Person, entity or group, including, without limitation, any Governmental Entity) and Liabilities, paid or incurred, resulting from or arising out of any Third Party Claim or Direct Claim (including, without limitation, the reasonable costs and expenses of defending any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises arising out of Third Party Claims and Direct Claims, and reasonable attorneys’ fees and expenses in connection therewith) (individually and collectively, “Seller Indemnifiable Losses” and together with Buyer Indemnifiable Losses, “Indemnifiable Losses”) relating to, resulting from or arising out of any breach of any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement; provided, however, that for purposes of this section each such representation, warranty, covenant or agreement that has a Material Adverse Effect qualification shall be deemed not to have such a qualification; provided further, that Seller may not make a claim for indemnification of an individual item of Seller Indemnifiable Losses pursuant to this Section 12.1 unless such individual item of Seller Indemnifiable Losses exceeds $10,000; provided further, that Buyer shall not have any Liability for any Seller Indemnifiable Losses unless the aggregate of all Seller Indemnifiable Losses for which Buyer would be liable, but for this proviso, exceeds on a cumulative basis an amount equal to the Threshold Amount, in which case Seller’s Liability shall be only for such excess; provided, further, that the Liability of Buyerfor indemnification pursuant to this Section 12.1(b) shall not exceed a maximum of seventy percent (70%) of the Purchase Price and; provided further that the immediately preceding three provisos shall not apply to indemnification pursuant to Section 4.8 hereof.

(c) In no event shall any Indemnifying Party be responsible for (i) lost profits or special, indirect, consequential or punitive damages incurred by an Indemnified Party relating to a Direct Claim or (ii) attorneys’ fees and other similar costs to the extent incurred in any Indemnified Party’s enforcement of its rights to collect indemnification under this Section 12.1.

Section 12.2. Procedures for Third Party Claims.

(a) The party seeking indemnification under Section 12.1 (the “Indemnified Party”) agrees to give prompt notice to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim, or the commencement of any suit, action or proceeding by an unaffiliated Person in respect of which indemnity may be sought under Section 12.1 (the “Third Party Claims”). Such notice shall be delivered to the Indemnifying Party as promptly as practicable, specifying in detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve any Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 12.2, except to the extent such failure shall actually prejudice the Indemnifying Party.

(b) Upon receipt of notice from the Indemnified Party pursuant to Section 12.2(a), the Indemnifying Party shall have the right, but not the obligation, to assume the defense and control of such Third Party Claims. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnified Party shall have the right, but not the obligation, to participate in the defense of such Third Party Claims at its own expense. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall (i) select counsel, contractors and consultants of recognized standing and competence; (ii) shall take all steps reasonably necessary in the defense or settlement of such Third Party Claim; and (iii) at all times diligently pursue the resolution of such Third Party Claim. The Indemnified Party shall, and shall cause each of its Affiliates and representatives to, cooperate with the Indemnifying Party in the defense of any Third Party Claim defended by the Indemnifying Party. In the event that the Indemnifying Party elects to assume the defense of a Third Party Claim, the Indemnifying Party shall deliver written notice of such election to the Indemnified Party within fifteen (15) Business Days after receipt by the Indemnifying Party of the Indemnified Party’s notice delivered pursuant to Section 12.2(a). Failure of the Indemnifying Party to deliver such notice within fifteen (15) Business Days shall terminate the Indemnifying Party’s right to assume the defense and control of such Third Party Claims.

(c) The Indemnifying Party shall be authorized to consent to the settlement of, or the entry of any judgment arising from, any Third Party Claim for which the Indemnifying Party has assumed the defense in accordance with the terms of Section 12.2(b) without the prior consent of the Indemnified Party, but only to the extent that such settlement or entry of judgment (i) provides solely for the payment of money by the Indemnifying Party (ii) contains no finding or admission of any violation of law or any violation of the rights of any Person and (iii) provides a complete release of the Indemnified Party from all matters that were or could have been asserted in connection with such Third Party Claim. Except as provided in the immediately preceding sentence, any settlement or consent to entry of judgment shall require the prior written consent of the Indemnified Party, which consent shall not to be unreasonably withheld or delayed.

Section 12.3. Procedures for Direct Claims. In the event the Indemnified Party shall have a claim for indemnity against the Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall deliver written notice of such claim with reasonable promptness to the Indemnifying Party specifying in reasonable detail the facts constituting the basis for, and the amount of, the claim asserted. The failure by any Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any Liability that it may have to such Indemnified Party with respect to any claim made pursuant to this Section 12.3, except to the extent such failure shall actually prejudice the Indemnifying Party.

Section 12.4. Survival.

(a) The indemnification provisions of, and covenants contained in, this Agreement shall survive the Closing; provided, however, that a party’s right to indemnification for a breach of a representation or warranty (which shall not include a claim for indemnification based on Excluded Liabilities) shall terminate on the date when the applicable representation or warranty terminates.

(b) The representations and warranties of Seller contained in Article III of this Agreement shall survive the Closing until eighteen months after the Closing Date.

(c) The representations and warranties of Buyer contained in Article IV of this Agreement shall survive the Closing until eighteen months after the Closing Date.

(d) Neither Buyer nor Seller may make any claim for indemnification for a breach of any representation or warranty (which shall not include a claim for indemnification based on Excluded Liabilities) pursuant to Section 3.11, 4.8 or 12.1 unless it has given notice to the other party (which notice shall specify in reasonable detail the facts constituting the basis for such claim) on or before eighteen months after the Closing Date.

Section 12.5. Duty of Mitigation. Each Indemnified Party shall be obligated to use commercially reasonable efforts (as it shall determine in good faith) to mitigate to the extent reasonably practicable the amount of any Indemnifiable Loss for which it is entitled to seek indemnification hereunder.

Section 12.6. Subrogation. Upon making any indemnification payment, the Indemnifying Party shall, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the Indemnifiable Losses to which such payment relates; provided, however, that until the Indemnified Party recovers full payment of its Indemnifiable Losses, any and all claims of the Indemnifying Party against any such third party on account of such payment are hereby made expressly subordinated in right of payment to the Indemnified Party’s rights against such third party. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party shall duly execute upon request all instruments reasonably necessary to evidence and perfect the above-described subrogation and subordination rights.

Section 12.7. Exclusive Remedy. Except as set forth in Sections 2.5, 2.7, 3.11, 4.8, 5.4, 6.2 and 8.1 (which is subject to the applicable exclusive remedy set forth therein) of this Agreement, this Article XII shall be the exclusive remedy for Buyer and Seller and any of their respective Affiliates, as the case may be, relating to, resulting from or arising out of any breach by the other party of any of the representations, warranties, covenants or agreements of such other party contained in this Agreement. Indemnification under the indemnification provisions contained in the Transaction Documents other than this Agreement is to be determined in accordance with the terms of such other Transaction Documents. Notwithstanding anything to the contrary set forth in this Article XII, neither Seller, on the one hand, nor Buyer, on the other hand, shall have any right or obligation under this Article XII with respect to any matter that is expressly to be resolved pursuant to Section 2.5.

ARTICLE XIII

MISCELLANEOUS PROVISIONS AND AGREEMENTS

Section 13.1. Confidentiality; Public Announcements. Buyer and Seller agree that the provisions of the Confidentiality Agreement between Buyer and Seller dated as of February 28, 2002 (the “Confidentiality Agreement”) in respect of the confidentiality of information are hereby incorporated herein by reference, and Buyer and its Representatives (as defined in the Confidentiality Agreement) shall treat all information received in connection with any of the Transaction Documents as “Information” under such provisions, provided, however, that notwithstanding the foregoing, nothing contained herein shall prohibit Buyer pursuant to the terms and conditions of Section 8.1 from meeting with and making offers to current or former Group Business employees of Seller for employment with Buyer from and after the Closing provided that such employees were identified in advance by Seller to Buyer, and such meetings and offers were consented to by Seller, on or prior to the Closing Date and that such offers are expressly conditioned upon the consummation of the Closing, provided further, that the obligation of Buyer to refrain from hiring employees of Seller as contained in the Confidentiality Agreement shall expire and be of no further force or effect as of the second anniversary of the date hereof, provided further, that notwithstanding anything to the contrary contained in the Confidentiality Agreement, the confidentiality provisions thereof that are hereby incorporated by reference shall survive the Closing and the expiration or termination of all of the Transaction Documents. Each of Buyer and Seller agree to consult with each other before issuing any press release or making any public statement with respect to any of the Transaction Documents or the transactions contemplated thereby and, except as may be required by applicable law or any listing agreement with any national securities exchange, shall not issue any such press release or make any such public statement prior to such consultation.

Section 13.2. Expenses. Each party shall bear its own expenses, including the fees and expenses of any attorneys, accountants, investment bankers or others engaged by it, in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby, except as otherwise expressly provided herein.

Section 13.3. Notices. All notices, requests, demands and other communications made hereunder shall be in writing and shall be deemed duly given upon delivery if delivered personally, upon confirmation of transmission if sent by facsimile, upon the third Business Day after mailing if sent by registered or certified mail, postage prepaid, and upon receipt if sent by reputable overnight courier, as follows, or to such other address or Person as either party may designate by notice to the other parties hereunder:

If to Seller:

Teachers Insurance and Annuity Association of America

750 Third Avenue

New York, New York 10017

Attention: Office of General Counsel

Telephone: (212) 916-4700

Facsimile: (212) 916-6230

With a copy (which shall not constitute notice ) to:

Teachers Insurance and Annuity Association of America

750 Third Avenue

New York, New York 10017

Attention: Vice President – Insurance Finance and Planning

Telephone: (212) 916-5378

Facsimile: (212) 907-4321

With a copy (which shall not constitute notice ) to:

Clifford Chance Rogers & Wells LLP

200 Park Avenue

New York, NY 10166

Attention: Paul C. Meyer, Esq.

Telephone: (212) 878-8176

Fax: (212) 878-8375

If to Buyer:

Standard Insurance Company

1100 S.W. 6th Avenue

Portland, Oregon 97204

Attention: Michael T. Winslow

Telephone: (503) 321-6738

Fax: (503) 321-7935

With a copy (which shall not constitute notice) to:

LeBoeuf, Lamb, Greene & MacRae, L.L.P

1000 Louisiana Street, Suite 1400

Houston, Texas 77002

Attention: B. Shelby Baetz

Telephone: (713) 287-2024

Fax: (713) 287-2100

Section 13.4. Amendment; No Waiver. Neither Buyer nor Seller shall be liable or bound to any other party in any manner by any warranties, representations or covenants except as specifically set forth in this Agreement. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by both parties hereto. The failure of either party to insist on strict compliance with this Agreement, or to exercise any right or remedy under this Agreement, shall not constitute a waiver of any rights provided under this Agreement, nor estop the parties from thereafter demanding full and complete compliance nor prevent the parties from exercising such a right or remedy in the future.

Section 13.5. Termination. This Agreement (except for the provisions of Sections 3.11, 4.8, 7.3, 13.1, 13.2, 13.6, 13.7 and 13.10, which shall continue in effect), the other Transaction Documents and the transactions contemplated hereby and thereby may be terminated and abandoned at any time prior to the Closing Date (i) by mutual written agreement of Buyer and Seller, (ii) by Buyer or Seller upon written notice given to the other after entry of a restraining order or injunction restraining or prohibiting the transactions contemplated by the Transaction Documents and the expiration or unfavorable disposition of all appeals related thereto, (iii) by Buyer or Seller, upon ten (10) Business Days’ written notice to the other, if the Closing shall not have taken place by March 1, 2003, other than by reason of a matter within the control of the party asserting such termination. In the event of any termination permitted by the preceding sentence, the parties hereto shall have no liabilities pursuant to this Agreement to the other party hereto, except for liabilities arising under Sections 3.11, 4.8, 7.3 and 13.1. Without prejudice to any other rights or remedies that it may have, either party may, prior to the Closing, forthwith abandon the transactions contemplated hereby by written notice to the other party if any of the conditions to the obligations of the abandoning party to close the transactionscontemplated hereby have not been fulfilled prior to March 1, 2003 and shall not have been waived; provided, however, that such right shall not permit a party to abandon the transactions contemplated hereby in the event that such non-fulfillment was the fault, or within the control, of such party.

Section 13.6. Arbitration.

(a) Other than disputes concerning the Post-Closing Reserve Statement which shall be resolved in accordance with Section 2.5, any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, including, without limitation, any dispute regarding the validity, termination, performance or breach of this Agreement, or any statutory claims relating hereto, shall be finally settled by arbitration administered by the American Arbitration Association (the “AAA”). The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the AAA, in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties to the arbitration.

(b) The place of arbitration shall be New York, New York.

(c) The arbitration shall be conducted by three (3) arbitrators, who shall be disinterested current or former executive officers of life or health insurance companies other than the two parties to this Agreement or their Affiliates. Each of the parties shall appoint an arbitrator within thirty

(30) days following the transmittal of written demand of either party to arbitrate any dispute arbitrable under this Agreement and promptly notify the other party of the name and address of such arbitrator. The two arbitrators selected shall appoint the third arbitrator. If either party shall fail to appoint an arbitrator, as herein provided, or should the two arbitrators so named fail to select the third arbitrator within thirty (30) days following their appointment, then, in either event, the President of the AAA shall appoint such second and/or third arbitrator. The arbitrators will not be bound by formal rules of legal procedure.

(d) The award rendered by the arbitrators shall be final and binding on the parties to the arbitration. The award shall be rendered by the arbitrators in the form of a written reasoned opinion, and shall not be appealable to the arbitrators nor in a court of law, except to the extent provided under Sections 10 and 11 of the Federal Arbitration Act, 9 U.S.C.A. §§ 1-14, which Act shall supply the substantive law of arbitration applicable to the arbitration provided for herein. In no event shall any award include lost profits, special, indirect, consequential or punitive damages. Judgment on the award may be entered in any court of competent jurisdiction.

(e) To initiate arbitration, a party shall send a notice demanding arbitration to the other parties at the address specified in Section 13.3. The notice demanding arbitration shall be sent simultaneously by any two of the following methods to the other parties: Federal Express courier, facsimile transmission and certified mail, return receipt requested.

(f) After a notice demanding arbitration is received and the arbitrators appointed, each party to the arbitration is required immediately to disclose to the other party all documents in its control pertaining to any of the disputes, controversies or claims contained in the notice demanding arbitration or as directed by any two of the arbitrators. Each party to the arbitration shall have the right to promptly obtain written interrogatories from, and depositions of, any persons possessing knowledge or cognizance of the facts relevant to the disputes, controversies or claims contained in the notice demanding arbitration or as directed by any two of the arbitrators.

(g) The parties agree that they shall use, and they shall direct the arbitrators to use, their best efforts to ensure compliance with the following timetable: (i) the length of time from the initiation of arbitration to the final award rendered by the arbitrators shall be no longer than six months; (ii) no longer than thirty (30) days shall transpire between the service of a notice demanding arbitration and appointment of the arbitrators; (iii) no longer than ninety (90) days shall transpire for purposes of document disclosure and production of witness interrogatories and depositions; and (iv) no longer than five days shall transpire for presentation of the case to the arbitrators, and the arbitrators shall be directed to use their best efforts to reach their decision and render an award no longer than thirty (30) days thereafter. Notwithstanding anything to the contrary set forth above, any award rendered shall not be invalidated or otherwise rendered ineffective as a result of any failure to comply with any component of the above timetable.

(h)	Each party shall be solely responsible for its own costs and expenses in connection with any arbitration hereunder.

Section 13.7. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of Buyer and Seller hereby expressly and irrevocably submits to the exclusive jurisdiction of (i) the United States District Court for the Southern District of New York and (ii) the Supreme Court of the State of New York, County of New York for the purposes of enforcing awards from arbitration or any right to specific performance arising out of this Agreement or any transaction contemplated hereby. Each of Seller and Buyer agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for the Southern District of New York

or, if such suit, action or proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, County of New York. Buyer further agrees that service of process, summons, notice or document by hand delivery or U.S. registered mail in care of Standard Insurance Company, 1100 S.W. 6th Avenue, Portland, Oregon 97204, Attention of the General Counsel, shall be effective service of process for any action, suit or proceeding brought against Buyer in any such court. Seller further agrees that service of process, summons, notice or document by hand delivery or registered mail in care of Teachers Insurance and Annuity Association of America, 730 Third Avenue, New York, New York 10017, Attention: General Counsel, shall be effective service of process for any action, suit or proceeding brought against Seller in any such court. Each of Buyer and Seller irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the United States District Court for the Southern District of New York or Supreme Court of the State of New York, County of New York and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of Buyer and Seller further expressly and irrevocably waives any claim or defense in any such action or proceeding in either such court based upon any lack of personal jurisdiction, improper venue or forum non-conveniens or any similar basis.

(b) Each of the parties hereto hereby expressly and irrevocably waives trial by jury in any litigation in any court with respect to, in connection with, or arising out of this Agreement or any instrument or document delivered pursuant to this Agreement or the validity, protection, interpretation or enforcement thereof.

Section 13.8. Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors (including, but not limited to, the surviving company of any merger involving a party), legal representatives and permitted assigns, but this Agreement may not be assigned by either party without the written consent of the other party.

Section 13.9. Entire Agreement; Section Headings. Except for the Confidentiality Agreement, this Agreement, the exhibits and schedules attached hereto and the other Transaction Documents contain the entire agreement among the parties hereto with respect to thetransactions contemplated hereby and thereby and supersede all previous written or oral negotiations, commitments and writings. The section headings of this Agreement are for convenience of reference only and do not form a part hereof and do not in any way modify, interpret or construe the intentions of the parties.

Section 13.10. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

Section 13.11. Further Assurances. Each of Seller and Buyer shall use its reasonable best efforts to do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by the Transaction Documents.

Section 13.12. Parties in Interest. Nothing in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement is intended to relieve or discharge the obligations or liability of any third Persons to the parties hereto. No provision of this Agreement shall give any third Persons any right of subrogation or action over or against the parties hereto.

Section 13.13. Interpretation. No provision of this Agreement shall be construed against any party on the ground that such party drafted the provision or caused it to be drafted.

Section 13.14. Severability. The provisions of this Agreement are several, and if any clause or provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision in this Agreement in any jurisdiction.

Section 13.15. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the day and year first above written.

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Bertram L. Scott
Name: Bertram L. Scott Title: Executive Vice President

STANDARD INSURANCE COMPANY

By:	/s/ Douglas T. Maines
Name: Douglas T. Maines Title: President, Employee Benefits – Insurance